Exhibit 99.1

FOR IMMEDIATE RELEASE

May 2, 2017

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports First Quarter 2017 Results, Provides Commercial and Operational Updates

DALLAS, May 2, 2017 — The EnLink Midstream companies (EnLink), EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership or ENLK) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner or ENLC), reported today financial results for the first quarter of 2017 and provided commercial and operational updates.

Highlights

•                  ENLK reported net income of $13.3 million and net income attributable to ENLK after non-controlling interest of $18.1 million for the quarter ended March 31, 2017. ENLK achieved $207.6 million of adjusted EBITDA net to ENLK for the same period. ENLK also reaffirmed its adjusted EBITDA guidance outlook for the full-year 2017. Adjusted EBITDA is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  ENLC reported net income of $9.3 million and a net loss attributable to ENLC after non-controlling interest of $1.9 million for the quarter ended March 31, 2017. ENLC achieved $51 million of cash available for distribution for the same period.  ENLC also reaffirmed its cash available for distribution guidance outlook for the full-year 2017. Cash available for distribution is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  EnLink successfully executed three large-scale organic growth projects year to date. EnLink commenced operations at the Chisholm II facility in the STACK play, adding 200 million cubic feet per day (MMcf/d) of processing capacity to the Chisholm complex. In the Permian’s Midland Basin, EnLink began full-service operations of the Greater Chickadee crude oil gathering system.  In southeast Louisiana, EnLink expanded its natural gas liquids (NGL) service offerings by commencing operations on the Ascension Pipeline.

•                  EnLink announced commercial success in the core of the Permian’s Midland Basin with the execution of nine new contracts during the first quarter of 2017, of which three are related to the Greater Chickadee crude oil gathering system and six are related to the gas gathering and processing business. The new long-term, fee-based contracts expand and deepen key producer relationships in the Permian and augment EnLink’s development of a regional gas and crude gathering platform.

•                  EnLink continued commercial momentum in the Permian’s prolific Delaware Basin with the signing of two new, predominantly fee-based contracts that are underpinned by acreage dedications.  The agreements are with large, investment-grade producers who are active in the area and are incremental to the contract announced in February 2017. As a result of heightened commercial activity, EnLink also announced the commencement of a further expansion of gas processing capacity at the Lobo II facility from 120 to 150 MMcf/d, which will bring total processing capacity in the area to 185 MMcf/d. The follow-on expansion of 30 MMcf/d is expected to be in service by the end of 2017 and is expected to require less than $10 million of growth capital expenditures.

•                  EnLink also realized gas gathering and processing commercial success in the STACK with the signing of five primarily long-term, fee-based contracts year to date, in addition to the contract announced in February 2017, all with new producers, and adding approximately 20,000 gross operated acres to the company’s portfolio.

“EnLink delivered another quarter of strong results while continuing to execute on our long-term strategic growth plan,” said Barry E. Davis, EnLink Chairman and Chief Executive Officer. “This year is all about focus and execution for EnLink, and we are proud of what we’ve accomplished. We successfully executed and placed into service several key organic projects in our core growth areas, while adding significant strength and depth to our producer customer portfolio. We are taking critical steps to drive growth in top basins and markets with strong partners across our platform. Through it all, we remain committed to growing unitholder value and continue to focus on resuming distribution growth.”

EnLink Midstream Partners, LP:  First Quarter 2017 Financial Results

•                  The Partnership reported net income attributable to ENLK of $18.1 million for the first quarter of 2017, compared to a net loss of $560.4 million for the first quarter of 2016. The 2016 net loss was primarily due to non-cash expenses related to impairments.

•                  The Partnership achieved $207.6 million of adjusted EBITDA net to ENLK for the first quarter of 2017, compared to $195 million for the first quarter of 2016. Included in adjusted EBITDA for the first quarter of 2017 was $17.5 million related to a gain on litigation settlement. Included in adjusted EBITDA for the first quarter of 2016 was approximately $10 million related to non-core assets which were subsequently sold.

•                  ENLK reaffirmed full-year 2017 adjusted EBITDA guidance.

•                  The Partnership achieved net cash provided by operating activities of $174.2 million for the first quarter of 2017, compared to net cash provided by operating activities of $189.1 million for the first quarter of 2016.

•                  Distributable cash flow (DCF) attributable to ENLK was $153 million for the first quarter of 2017, as compared to $155.4 million for the first quarter of 2016. Included in DCF for the first quarter of 2017 is approximately $5 million related to the litigation settlement noted above. Distributable cash flow is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  Growth capital expenditures net to ENLK for the first quarter of 2017 totaled approximately $207 million. Guidance for 2017 growth capital expenditures net to ENLK remains unchanged at a range of $505 million to $645 million.

•                  As of April 27, 2017, ENLK had 346,452,004 common units outstanding.

EnLink Midstream, LLC:  First Quarter 2017 Financial Results

•                  The General Partner reported net income of $9.3 million for the first quarter of 2017, compared to a net loss of $871.3 million in the first quarter of 2016. The net loss in 2016 was primarily due to non-cash expenses related to impairments.

•                  The General Partner’s cash available for distribution was $51 million for the first quarter of 2017, compared to $48.4 million in the first quarter of 2016.

•                  ENLC reaffirmed full-year 2017 cash available for distribution guidance.

•                  Growth capital expenditures net to ENLC for the first quarter of 2017 totaled approximately $21 million. Guidance for 2017 growth capital expenditures net to ENLC remains unchanged at a range of $60 million to $70 million.

•                  As of April 27, 2017, ENLC had 180,557,694 common units outstanding.

Commercial and Operational Updates

Central Oklahoma:

EnLink successfully increased gas processing capacity in Central Oklahoma at the Chisholm complex by 200 MMcf/d in early April 2017. The Chisholm III plant expansion of an additional 200 MMcf/d is progressing well and is expected to be operational during the fourth quarter of 2017. Once Chisholm III is operational, EnLink will operate approximately 1 billion cubic feet per day of processing capacity in Central Oklahoma and will continue to be one of the largest providers of gas processing in the STACK.

Midland Basin:

EnLink announced commercial success in the core of the Permian’s Midland Basin, with the execution of three new contracts during the first quarter of 2017 related to the Greater Chickadee crude oil gathering system. EnLink has been successful in expanding the scope of the gathering system as a result of adding new customers, volumes, and dedicated acreage. The new contracts expand and deepen key producer relationships in the Permian and augment EnLink’s development of a regional crude gathering platform. The Greater Chickadee crude oil gathering system became operational during the first quarter of 2017.

Delaware Basin:

•                  EnLink achieved increased commercial momentum in the Delaware Basin with the recent signing of two new predominantly fee-based contracts, which are both supported by acreage dedications. The agreements are with large, active, investment-grade producers and are in addition to the contract announced in February 2017. EnLink’s Delaware Basin joint venture footprint is located in the core of the northern Delaware Basin and consists of new, high-quality assets, which continue to prove to be advantaged in a very competitive environment. EnLink is currently evaluating the next phase of gas processing capacity expansion for the Delaware Basin joint venture, as new customer commitments are accelerating volume growth in the area.

•                  EnLink is executing on the previously announced 60 MMcf/d expansion of gas processing capacity at the Delaware Basin joint venture’s Lobo II facility, which will bring nameplate capacity to 120 MMcf/d and is expected to be operational by the end of the second quarter of 2017. Separately, EnLink announced the initiation of a new project to further expand the nameplate capacity of Lobo II by 30 to 150 MMcf/d, at an expected cost of less than $10 million of growth capital expenditures.

The incremental expansion is expected to be completed by the end of 2017 and, together with the Lobo I processing facility, will bring the Delaware Basin joint venture’s total processing capacity in the area to 185 MMcf/d.

Louisiana:

•                  EnLink’s Louisiana NGL platform is well positioned to benefit from the upcoming processing capacity growth in Central Oklahoma. NGL output from the Chisholm II plant is currently linked to EnLink’s Louisiana NGL system through pipelines owned by third parties. EnLink is evaluating alternatives to optimize the connectivity between its upstream gathering and processing businesses and its NGL business.

•                  The Ascension Pipeline in southeast Louisiana, which is a joint venture with Marathon Petroleum Corp., became operational during the first quarter of 2017 and is already enhancing service offerings in the region. EnLink expects that Ascension will create opportunities for future bolt-on projects.

•                  EnLink achieved another quarter of record volumes on its Louisiana gas system during the first quarter of 2017, as demand across the footprint remained strong. EnLink continued to enhance operational capacity and capture new and repeat business.

North Texas:

•                  Devon Energy Corp. previously announced 2017 capital investment increases related to its northern Barnett Shale operations. Devon recently announced that its investment is expected to focus on a six well program to apply new horizontal refrac techniques and the initiation of a six well pilot drilling program. They expect to begin drilling new wells in the latter part of the second quarter or early third quarter of 2017. Devon also noted that additional capital could be allocated to the Barnett in 2017, as these projects have the potential to deliver highly competitive returns.

•                  Devon announced today its intent to divest approximately $1 billion of upstream assets across its portfolio. The non-core assets identified for monetization include select portions of the Barnett Shale, with a focus around Johnson County properties. EnLink holds acreage dedication rights related to Devon’s East Johnson County operations, with current financial activity related to midstream services provided in this area representing approximately 7 percent of EnLink’s total North Texas revenues. Devon’s divestiture of the Johnson County assets could translate into a strengthening of volumes in this area on EnLink’s system over the mid-to-long term, if sold to a third party with a focus on production growth.

First Quarter 2017 Earnings Call Details

The General Partner and the Partnership will hold a conference call to discuss first quarter 2017 financial results on Wednesday, May 3, 2017, at 9 a.m. Central Time (10 a.m. Eastern Time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10104534, where they will receive dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors’ page of EnLink’s website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink provides integrated midstream services across natural gas, crude oil, condensate, and NGL commodities.  EnLink operates in several top U.S. basins and is strategically focused on the core growth areas of the Permian’s Midland and Delaware basins, Oklahoma’s Midcontinent, and Louisiana’s Gulf Coast. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership. Visit www.EnLink.com for more information on how EnLink connects energy to life.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that we refer to as adjusted EBITDA, distributable cash flow, gross operating margin, and the General Partner’s cash available for distribution. We define adjusted EBITDA as net income (loss) plus interest expense, provision for income taxes, depreciation and amortization expense, impairment expense, unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, successful transaction costs, accretion expense associated with asset retirement obligations, reimbursed employee costs, non-cash rent and distributions from unconsolidated affiliate investments less payments under onerous performance obligations, non-controlling interest and income (loss) from unconsolidated affiliate investments. We define distributable cash flow as adjusted EBITDA (defined above), net to the Partnership, less interest expense (excluding amortization of the Tall Oak acquisition installment payable discount), litigation settlement adjustment, adjustments for the mandatorily redeemable non-controlling interest, interest rate swaps, cash taxes and other, and maintenance capital expenditures. We define gross operating margin, as revenues less cost of sales. The General Partner’s cash available for distribution is defined as net income (loss) of the General Partner less the net income (loss) of the Partnership, which is consolidated into the General Partner’s net income (loss), plus the General Partner’s share of distributions from the Partnership, the General Partner’s share of EnLink Oklahoma T.O. non-cash expenses, maintenance capital expenditures, the General Partner’s deferred income tax expense, the General Partner’s corporate goodwill impairment and the General Partner’s acquisition transaction costs attributable to its share of the EnLink Oklahoma T.O. acquisition.

The Partnership’s coverage ratio is calculated by dividing distributable cash flow by distributions paid to the General Partner and the unitholders. The General Partner’s coverage ratio is calculated by dividing cash available for distribution by distributions paid by the General Partner.  Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership and General Partner believe these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s and the General Partner’s cash flow after it has satisfied the capital and related requirements of its operations.

In addition, adjusted EBITDA achievement is a primary metric used in the Partnership’s credit facility and short-term incentive program for compensating its employees.

Gross operating margin, adjusted EBITDA, distributable cash flow, and cash available for distribution, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.  See ENLK’s and ENLC’s filings with the Securities and Exchange Commission for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, operational results of our customers, results in certain basins, future rig count information, objectives, project timing, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations and cash flows include, without limitation,(a) the dependence on Devon for a substantial portion of the natural gas that we gather, process and transport, (b) developments that materially and adversely affect Devon or our other customers, (c) adverse developments in the midstream business may reduce our ability to make distributions, (d) our vulnerability to having a significant portion of our operations concentrated in the Barnett Shale, (e) the amount of hydrocarbons transported in our gathering and transmission lines and the level of our processing and fractionation operations, (f) impairments to goodwill, long-lived assets and equity method investments, (g) our ability to balance our purchases and sales, (h) fluctuations in oil, natural gas and NGL prices, (i) construction risks in our major development projects, (j) conducting certain of our operations through joint ventures, (k) reductions in our credit ratings, (l) our debt levels and restrictions contained in our debt documents, (m) our ability to consummate future acquisitions, successfully integrate any acquired businesses, realize any cost savings and other synergies from any acquisition, (n) changes in the availability and cost of capital, (o) competitive conditions in our industry and their impact on our ability to connect hydrocarbon supplies to our assets, (p) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control, (q) a failure in our computing systems or a cyber-attack on our systems, and (r) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update any forward-looking statements.

The assumptions and estimates underlying the forecasted financial information included in the growth capital expenditures guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink Midstream management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink Midstream’s future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream Partners, LP

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Total revenues	$1,321.9	$889.7
Cost of sales (1)	1,002.3	586.2
Gross operating margin	319.6	303.5
Operating costs and expenses:
Operating expenses (2)	104.1	98.2
General and administrative	35.0	33.2
(Gain) loss on disposition of assets	5.1	(0.2)
Depreciation and amortization	128.3	121.9
Impairments	7.0	566.3
Gain on litigation settlement	(17.5)	—
Total operating costs and expenses	262.0	819.4
Operating income (loss)	57.6	(515.9)
Other income (expense):
Interest expense, net of interest income	(44.5)	(43.7)
Income (loss) from unconsolidated affiliates	0.7	(2.4)
Other income	—	0.1
Total other expense	(43.8)	(46.0)
Income (loss) before non-controlling interest and income taxes	13.8	(561.9)
Income tax provision	(0.5)	(1.0)
Net income (loss)	13.3	(562.9)
Net loss attributable to the non-controlling interest	(4.8)	(2.5)
Net income (loss) attributable to EnLink Midstream Partners, LP	$18.1	$(560.4)
General partner interest in net income	$5.9	$7.4
Limited partners’ interest in net loss attributable to EnLink Midstream Partners, LP	$(9.3)	$(567.2)
Class C partners’ interest in net loss attributable to EnLink Midstream Partners, LP	$—	$(12.4)
Preferred interest in net income attributable to EnLink Midstream Partners, LP	$21.5	$11.8
Net loss attributable to EnLink Midstream Partners, LP per limited partners’ unit:
Basic common unit	$(0.03)	$(1.74)
Diluted common unit	$(0.03)	$(1.74)

(1)         Includes related party cost of sales of $28.7 million and $42.6 million for the three months ended March 31, 2017 and 2016, respectively.

(2)         Includes related party operating expenses of $0.2 million and $0.1 million for the three months ended March 31, 2017 and 2016, respectively.

EnLink Midstream Partners, LP

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Distributable Cash Flow and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

Three Months Ended March 31,
2017	2016
Net income (loss)	$13.3	$(562.9)
Interest expense, net of interest income	44.5	43.7
Depreciation and amortization	128.3	121.9
Impairments	7.0	566.3
(Income) loss from unconsolidated affiliates (1)	(0.7)	2.4
Distribution from unconsolidated affiliates	2.9	9.2
(Gain) loss on disposition of assets	5.1	(0.2)
Unit-based compensation	19.3	7.9
Income tax provision	0.5	1.0
(Gain) loss on non-cash derivatives	(5.3)	6.5
Payments under onerous performance obligation offset to other current and long-term liabilities	(4.5)	(4.4)
Other (2)	0.8	4.4
Adjusted EBITDA before non-controlling interest	211.2	195.8
Non-controlling interest share of adjusted EBITDA (3)	(3.6)	(0.8)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$207.6	$195.0
Interest expense, net of interest income	(44.5)	(43.7)
Amortization of EnLink Oklahoma T.O. installment payable discount included in interest expense (4)	7.0	12.4
Litigation settlement adjustment (5)	(12.3)	—
Non-cash adjustment for redeemable non-controlling interest	—	0.2
Cash taxes and other	(0.6)	(1.0)
Maintenance capital expenditures	(4.2)	(7.5)
Distributable cash flow	$153.0	$155.4

Actual declared distribution	$151.4	$142.2
Distribution Coverage	1.01	x	1.09	x
Distributions declared per limited partner unit	$0.39	$0.39

(1)         Includes a loss of $3.4 million for the three months ended March 31, 2017 from the sale of HEP in March 2017.

(2)         Includes the following: accretion expense associated with asset retirement obligations; reimbursed employee costs from Devon and LPC Crude Oil Marketing LLC (“LPC”); successful acquisition transaction costs, which we do not consider in determining adjusted EBITDA because operating cash flows are not used to fund such costs; and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(3)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP Natural Resources XI, L.P.’s (“NGP”) 49.9% share of adjusted EBITDA from the Delaware Basin JV formed in August 2016 and other minor non-controlling interests.

(4)         Amortization of the EnLink Oklahoma T.O. installment payable discount is considered non-cash interest under our credit facility since the payment under the payable is consideration for the acquisition of the EnLink Oklahoma T.O. assets.

(5)         Represents recoveries from litigation settlement for amounts not previously deducted from distributable cash flow.

EnLink Midstream Partners, LP

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Distributable Cash Flow

(All amounts in millions)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Net cash provided by operating activities	$174.2	$189.1
Interest expense, net (1)	37.3	31.4
Current income tax	0.8	1.0
Distributions from unconsolidated affiliate investment in excess of earnings	2.9	9.2
Other (2)	0.9	4.5
Changes in operating assets and liabilities which provided cash:
Accounts receivable, accrued revenues, inventories and other	(19.4)	(46.9)
Accounts payable, accrued gas and crude oil purchases and other (3)	14.5	7.5
Adjusted EBITDA before non-controlling interest	$211.2	$195.8
Non-controlling interest share of adjusted EBITDA (4)	(3.6)	(0.8)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$207.6	$195.0
Interest expense, net of interest income	(44.5)	(43.7)
Amortization of EnLink Oklahoma T.O. installment payable discount included in interest expense (5)	7.0	12.4
Litigation settlement adjustment (6)	(12.3)	—
Non-cash adjustment for redeemable non-controlling interest	—	0.2
Cash taxes and other	(0.6)	(1.0)
Maintenance capital expenditures	(4.2)	(7.5)
Distributable cash flow	$153.0	$155.4

(1)         Net of amortization of debt issuance costs, discount and premium, and valuation adjustment for redeemable non-controlling interest included in interest expense but not included in net cash provided by operating activities.

(2)         Includes the following: successful acquisition transaction costs, which we do not consider in determining adjusted EBITDA because operating cash flows are not used to fund such costs, non-cash rent, which relates to lease incentives pro-rated over the lease term, and reimbursed employee costs from Devon and LPC, which are costs reimbursed to us by previous employers pursuant to acquisition or merger.

(3)         Net of payments under onerous performance obligation offset to other current and long-term liabilities.

(4)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV and other minor non-controlling interests.

(5)         Amortization of the EnLink Oklahoma T.O. installment payable discount is considered non-cash interest under our credit facility since the payment under the payable is consideration for the acquisition of the EnLink Oklahoma T.O. assets.

(6)         Represents recoveries from litigation settlement for amounts not previously deducted from distributable cash flow.

EnLink Midstream Partners, LP

Operating Data

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Midstream Volumes:
Texas
Gathering and Transportation (MMBtu/d) (1)	2,274,100	2,743,400
Processing (MMBtu/d)	1,162,100	1,198,100
Louisiana
Gathering and Transportation (MMBtu/d)	1,931,300	1,475,000
Processing (MMBtu/d)	467,800	517,800
NGL Fractionation (Gals/d)	5,245,500	5,020,200
Oklahoma
Gathering and Transportation (MMBtu/d)	705,500	617,000
Processing (MMBtu/d)	652,800	569,700
Crude and Condensate
Crude Oil Handling (Bbls/d)	110,400	124,700
Brine Disposal (Bbls/d)	4,300	3,500

(1)         Gathering and transportation volumes in Texas for the three months ended March 31, 2016 included 291,000 MMBtu/d related to the North Texas Pipeline, which was divested in the fourth quarter of 2016.

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Total revenues	$1,321.9	$889.7
Cost of sales (1)	1,002.3	586.2
Gross operating margin	319.6	303.5
Operating costs and expenses:
Operating expenses (2)	104.1	98.2
General and administrative	36.1	35.1
(Gain) loss on disposition of assets	5.1	(0.2)
Depreciation and amortization	128.3	121.9
Impairments	7.0	873.3
Gain on litigation settlement	(17.5)	—
Total operating costs and expenses	263.1	1,128.3
Operating income (loss)	56.5	(824.8)
Other income (expense):
Interest expense, net of interest income	(44.9)	(44.0)
Income (loss) from unconsolidated affiliates	0.7	(2.4)
Other income	—	0.1
Total other expense	(44.2)	(46.3)
Income (loss) before non-controlling interest and income taxes	12.3	(871.1)
Income tax provision	(3.0)	(0.2)
Net income (loss)	9.3	(871.3)
Net income (loss) attributable to the non-controlling interest	11.2	(413.7)
Net loss attributable to EnLink Midstream, LLC	$(1.9)	$(457.6)
Net loss attributable to EnLink Midstream, LLC per unit:
Basic common unit	$(0.01)	$(2.56)
Diluted common unit	$(0.01)	$(2.56)

(1)         Includes related party cost of sales of $28.7 million and $42.6 million for the three months ended March 31, 2017 and 2016, respectively.

(2)         Includes related party operating expenses of $0.2 million and $0.1 million for the three months ended March 31, 2017 and 2016, respectively.

EnLink Midstream, LLC

Cash Available for Distribution and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2017		2016
Distribution declared by ENLK associated with (1):
General partner interest	$0.6		$0.6
Incentive distribution rights	14.7		13.8
ENLK common units owned	34.5		34.5
Total share of ENLK distributions declared	$49.8		$48.9
Adjusted EBITDA of EnLink Oklahoma T.O. (2)	2.6		$0.9
Transaction costs (3)	—		$0.7
Total cash available	$52.4		$50.5
Uses of cash:
General and administrative expenses	(1.0)		(1.8)
Current income taxes (4)	—		—
Interest expense	(0.4)		(0.3)
Total cash used	$(1.4)		$(2.1)
ENLC cash available for distribution	$51.0		$48.4

Distribution declared per ENLC unit	$0.255		$0.255
Cash distribution declared	$46.7		$46.5
Distribution coverage	1.09	x	1.04	x

(1)         Represents distributions to be paid to ENLC on May 12, 2017 and distributions paid on May 12, 2016.

(2)         Represents ENLC’s interest in EnLink Oklahoma T.O. adjusted EBITDA, which is disbursed to ENLC by EnLink Oklahoma T.O. on a monthly basis and includes $0.3 million and $0.1 million of allocated expenses from ENLK for the three months ended March 31, 2017 and 2016, respectively. EnLink Oklahoma T.O. adjusted EBITDA is defined as earnings before depreciation and amortization and provision for income taxes.

(3)         Represents acquisition transaction costs attributable to ENLC’s 16% interest in EnLink Oklahoma T.O, which are considered growth capital expenditures as part of the cost of the assets acquired.

(4)         Represents ENLC’s stand-alone current tax expense.

EnLink Midstream, LLC

Reconciliation of Net Income of ENLC to ENLC Cash Available for Distribution

(All amounts in millions)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Net income (loss) of ENLC	$9.3	$(871.3)
Less: Net income (loss) attributable to ENLK	18.1	(560.4)
Net loss of ENLC excluding ENLK	$(8.8)	$(310.9)
ENLC’s share of distributions from ENLK (1)	49.8	48.9
ENLC’s interest in EnLink Oklahoma T.O.’s non-cash expenses (2)	4.0	3.2
ENLC deferred income tax (benefit) expense (3)	2.5	(0.8)
ENLC corporate goodwill impairment	—	307.0
Non-controlling interest share of ENLK’s net income (loss) (4)	3.4	0.2
Other items (5)	0.1	0.8
ENLC cash available for distribution	$51.0	$48.4

(1)         Represents distributions declared by ENLK and to be paid to ENLC on May 12, 2017 and distributions paid by ENLK to ENLC on May 12, 2016.

(2)         Includes depreciation and amortization and unit-based compensation expense allocated to EnLink Oklahoma T.O. for the three months ended March 31, 2017, and depreciation and amortization for the three months ended March 31, 2016.

(3)         Represents ENLC’s stand-alone deferred taxes.

(4)         Represents non-controlling interest share of ENLK’s net loss in the Delaware Basin JV and other minor non-controlling interests.

(5)         Represents transaction costs attributable to ENLC’s share of the acquisition of EnLink Oklahoma T.O. for the three months ended March 31, 2016 and other non-cash items not included in cash available for distribution.